          1400 MARSH LANDING PARKWAY, SUITE 112 JACKSONVILLE, FL 32250
                       TEL: 904.741.5400 FAX: 904-741-5403

[ARMOR HOLDINGS, INC. LOGO]                                FOR IMMEDIATE RELEASE
--------------------------------------------------------------------------------

COMPANY CONTACT:                            INVESTOR RELATIONS CONTACT:
----------------                            ---------------------------
Robert R. Schiller                          James R. Palczynski
President & Chief Operating Officer         Principal
Armor Holdings, Inc.                        Integrated Corporate Relations, Inc.
904.741.5400                                203.222.9013
www.armorholdings.com


             ARMOR HOLDINGS, INC. REPORTS STRONG 4TH QUARTER RESULTS

               REAFFIRMS FY04 GUIDANCE OF $1.50 TO $1.60 PER SHARE
                    AFTER ANTICIPATED NON-RECURRING EXPENSES


JACKSONVILLE, FLORIDA - FEBRUARY 12, 2004 - ARMOR HOLDINGS, INC. (NYSE:AH), a leading manufacturer and distributor of security products and vehicle armor systems, today announced better than anticipated financial results for the fourth quarter and fiscal year ended December 31, 2003.

FOURTH QUARTER RESULTS

For the fourth quarter ended December 31, 2003, the Company reported revenue from continuing operations of $112.2 million, an increase of 34.6% versus the prior year's $83.4 million. Divisional revenues for the fourth quarter were as follows: the Products division reported revenue of $55.0 million, an increase of 12.4% versus the prior year's level of $48.9 million; the Mobile Security division reported revenue of $48.7 million, an increase of 41.3% versus the prior year's level of $34.5 million; the Company's Simula division, which was acquired on December 9, 2003, contributed $8.5 million to fourth quarter revenues. The Company noted that with the exception of approximately $9 million of revenue associated with the acquisitions of Simula and Hatch, the quarter's revenue growth was generated organically.

Net loss for the fourth quarter was $(4.9) million or $(0.17) per share versus the year-ago level of $(13.0) million or $(0.44) per share. Net loss from discontinued operations for the fourth quarter was $(7.1) million, or $(0.24) per share, compared to $(21.0) million or $(0.71) per share in the prior year's fourth quarter. Included in the fourth quarter net loss from discontinued operations was a loss on sale of ArmorGroup Services, net of tax benefits. This loss on sale primarily resulted from realized foreign currency translation adjustments on the net assets denominated in foreign currencies of the Company's services division sold during the quarter. Also during the quarter, the Company incurred approximately $8.0 million, or $0.26 per share on an after-tax basis, of integration and other non-recurring charges primarily related to the vesting of stock grants based on achievement of the target price for the Company's common stock contained in the grant terms.

Earnings per share from continuing operations for the fourth quarter, prior to the effect of the non-recurring charges, were $0.34, an increase of 36.0% versus the year-ago quarter's result (on the same basis) of $0.25. This was better than the Company's most recent guidance, which was on this basis, and the current analysts consensus estimate of $0.29. The fourth quarter earnings included approximately $0.03 per share benefit for state income taxes due to certain state tax planning strategies. Following this press release is a reconciliation of net income as reported to proforma net

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          1400 MARSH LANDING PARKWAY, SUITE 112 JACKSONVILLE, FL 32250
                       TEL: 904.741.5400 FAX: 904-741-5403


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income from continuing operations for the three and twelve-months ended December
31, 2003 and 2002.

Cash flow from operations for the fourth quarter, on a continuing operations basis, was $14.8 million versus $16.8 million in the year-ago quarter. Free cash flow which is defined as cash flow from operations less capital expenditures, was $11.6 million versus $15.4 million in the same period last year.

Robert R. Schiller, President and Chief Operating Officer, commented, "We completed the fourth quarter with record revenues and gross profit. Further, our backlog is at record levels and we have good visibility on our business for the year ahead. Both our Mobile Security and Products businesses were strong and the integration of Simula, which was acquired toward the end of the quarter, is progressing smoothly. In addition to a strong aerospace and defense orientation, Simula brings a robust infrastructure for and a heightened focus on research and development to the Company which we believe will lead to incremental opportunities for growth."

The Company's gross profit margin for continuing operations in the fourth quarter increased to 31.2% of sales versus the level a year ago of 30.1% of sales. This increase was due to expansion in both the Mobile Security and Products divisions and was partially offset by the inclusion of revenues from Simula.

The Company's operating expenses as a percentage of revenue for continuing operations excluding integration and other non-recurring charges, increased slightly to 15.6% of revenue versus 15.3% of revenue in the year-ago quarter. This increase was primarily the result of increased bonus expense, legal and accounting fees, insurance costs and internal audit expenses.

FULL YEAR RESULTS

For the full year ended December 31, 2003, the Company reported revenue from continuing operations of $365.2 million an increase of 19.7% versus the 2002 level of $305.1 million. For the full year: the Products division reported revenue of $199.1 million, an increase of 10.6% versus the 2002 level of $179.9 million; the Mobile Security division reported revenue of $157.5 million, an increase of 25.9% versus the 2002 level of $125.2 million; and, as previously mentioned, Simula contributed $8.5 million.

Fiscal 2003 net income was $10.9 million, or $0.38 per share, versus the 2002 loss of $(17.7 million) or $(0.57) per share. Net loss from discontinued operations for the full year was $(6.1) million, or $(0.21) per share primarily related to fourth quarter realized foreign currency translation adjustments, compared to a net loss of $(39.0) million or $(1.26) per share in the prior year. During the year, the Company incurred approximately $12.6 million, or $0.36 per share on an after-tax basis, of integration and other non-recurring charges.

Earnings per share from continuing operations for the full year, prior to the effect of non-recurring charges were $0.95, an increase of 9.2% versus the 2002 level (on the same basis) of $0.87.

On a continuing operations basis, the Company generated record cash flow from operations for the full year of $47.7 million versus $16.3 million, on the same basis, in 2002. Free cash flow was $38.9 million for the full year versus $10.4 million in the same period last year.

Robert R. Schiller, President and Chief Operating Officer, commented, "We are pleased with the outcome of what we believe will prove to be a watershed year in the development of our Company. Not only did we exceed the financial goals which we set for ourselves, but three key events reshaped our operations for the future. The development of the conflict in Iraq, the disposition of our services business, and our December acquisition of Simula, Inc. have all served to focus and energize our management team around considerable opportunities for growth in the aerospace and defense

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                                       3


market. We believe these opportunities, combined with our stable, growing businesses in the law-enforcement product market and the commercial armored vehicle market, position our company well for the future."

BALANCE SHEET

The Company noted that its year-end balance sheet reflects the assets and liabilities associated with the acquisitions of Simula, Inc. and Hatch. As of December 31, 2003, Armor Holdings reported a cash level of $111.9 million versus the level a year-ago of $16.6 million. Total debt (current and long-term) at year-end 2003 of $189.9 million includes the Company's $150.0 million subordinated debenture issued on August 12, 2003, and $31.1 million of bonds assumed in the Simula acquisition, which were retired on January 5, 2004, compared to total debt (current and long-term) at year-end 2002 of $7.2 million.

GUIDANCE

The Company reiterated comfort with the guidance it issued on January 27 for fiscal 2004 revenues of $620 to $640 million and fully diluted earnings per share of $1.50 to $1.60. The company noted that it now issues guidance including the effect of expected integration and other non-recurring charges which, in fiscal 2004, are estimated to be approximately $0.09 - $0.10 per share.

CONFERENCE CALL SCHEDULED FOR FEBRUARY 12, 2004, AT 4:30 PM (EASTERN)

As previously announced, the Company will hold a teleconference at 4:30 PM (Eastern) today to discuss its fourth quarter and full year fiscal 2003 results.

There are two ways to participate in the conference call - via teleconference or webcast. Access the webcast by visiting the Armor Holdings, Inc. website (http://www.armorholdings.com). You may listen by selecting Investor Relations and clicking on the microphone.

Via telephone, the dial-in number is 888-273-9890 for domestic callers, or 612-332-0820 for international callers. There is no passcode required for this call. There will be a question/answer session at the end of the conference call, at which point only securities analysts will be able to ask questions. However, all callers will be able to listen to the questions and answers during this period.

An archived copy of the call will be available via a replay at 800-475-6701 - access code 720487 for domestic callers, or 320-365-3844 - access code 720487 for international callers. The teleconference replay will be available beginning at 8:00pm on Thursday, February 12th and ends at 11:59pm on Thursday, February 19th.

ABOUT ARMOR HOLDINGS, INC.

Armor Holdings, Inc. (NYSE:AH) is a diversified manufacturer of branded products for the military, law enforcement, and personnel safety markets. Additional information can be found at www.armorholdings.com.

Certain matters discussed in this press release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. The Company may use words such as "anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including the company's Registration Statement on Form S-3, its 2002 Form 10-K and most recently filed Form 10-Qs.

                               - TABLES FOLLOW -


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                                       4


ARMOR HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                THREE-MONTHS ENDED                     TWELVE-MONTHS ENDED
                                                      DECEMBER 31 ,2003     DECEMBER 31, 2002  DECEMBER 31, 2003   DECEMBER31, 2002
                                                      -----------------     -----------------  -----------------   ----------------
REVENUES:
  Products                                                   $   54,953            $ 48,897           $ 199,093         $  179,946
  Mobile Security                                                48,673              34,454             157,548            125,171
  Simula                                                          8,531                   -               8,531                  -
                                                     ---------------------  ------------------ -------------------------------------
  Total Revenues                                                112,157              83,351             365,172            305,117
                                                     ---------------------  ------------------ -------------------------------------

COSTS AND EXPENSES:
  Cost of sales                                                  77,190              58,264             253,586            210,745
  Operating expenses                                             18,290              12,790              62,795             49,836
  Amortization                                                      288                  32                 489                245
  Integration and other non-recurring charges                     8,008               1,450              12,573              5,926
                                                     ---------------------  ------------------ -------------------------------------

OPERATING INCOME                                                  8,381              10,815              35,729             38,365

  Interest expense, net                                           1,721                 254               4,012                923
  Other expense, net                                                327                 128                 508                 51
                                                     ---------------------  ------------------ ------------------- -----------------

INCOME FROM CONTINUING OPERATIONS BEFORE PROVISION
FOR INCOME TAXES                                                  6,333              10,433              31,209             37,391

PROVISION FOR INCOME TAXES                                        4,159               2,451              14,203             16,054
                                                     ---------------------  ------------------ ------------------- -----------------
INCOME FROM CONTINUING OPERATIONS                                 2,174               7,982              17,006             21,337
DISCONTINUED OPERATIONS
LOSS FROM DISCONTINUED OPERATIONS
NET OF TAX                                                       (7,103)            (20,999)             (6,120)           (39,026)
                                                     ---------------------  ------------------ ------------------- -----------------
NET INCOME (LOSS)                                            $   (4,929)           $(13,017)          $  10,886         $  (17,689)
                                                     =====================  ================== =================== =================

NET INCOME PER COMMON SHARE - BASIC
INCOME FROM CONTINUING OPERATIONS                            $    0.08             $   0.27           $    0.61         $     0.70
LOSS FROM DISCONTINUED OPERATIONS                                (0.25)               (0.71)              (0.22)             (1.28)
                                                     ---------------------  ------------------ ------------------- -----------------

BASIC EARNINGS (LOSS) PER SHARE                              $   (0.17)            $  (0.44)          $    0.39         $    (0.58)
                                                     =====================  ================== =================== =================
NET INCOME PER COMMON SHARE - DILUTED


INCOME FROM CONTINUING OPERATIONS                            $     0.07            $   0.27           $    0.59         $     0.69

LOSS FROM DISCONTINUED OPERATIONS                                 (0.24)              (0.71)              (0.21)             (1.26)
                                                     ---------------------  ------------------ ------------------- -----------------

DILUTED EARNINGS (LOSS) PER SHARE                            $    (0.17)           $  (0.44)          $    0.38         $    (0.57)
                                                     =====================  ================== =================== =================


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                                       5


ARMOR HOLDINGS, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) AS REPORTED TO PRO FORMA NET INCOME FROM CONTINUING OPERATIONS (UNAUDITED) (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                               THREE-MONTHS ENDED                      TWELVE-MONTHS ENDED
                                                      DECEMBER 31, 2003  DECEMBER 31, 2002     DECEMBER 31, 2003  DECEMBER 31, 2002
                                                      ------------------ ------------------   ------------------  ------------------
Net income (loss), as reported                                $  (4,929)        $  (13,017)           $  10,886          $  (17,689)

Plus: Loss from discontinued operations, net of tax               7,103             20,999                6,120              39,026

                                                      ------------------ ------------------   ------------------  ------------------
Income from continuing operations                             $   2,174         $    7,982            $  17,006          $   21,337

Plus: Integration and other non-recurring charges                 8,008              1,450               12,573               5,926

Tax effect of above items                                          (328)              (635)              (2,063)             (2,330)

Plus: Tax charges related to discontinued
operations included in the tax provision for
continuing operations                                                 -             (1,422)                   -               1,872
                                                      ------------------ ------------------   ------------------  ------------------

Pro forma net income from continuing operations               $   9,854         $    7,375            $  27,516          $   26,805
                                                      ================== ==================   ==================  ==================

Weighted average diluted shares                                  29,364             29,623               28,954              30,957
                                                      ================== ==================   ==================  ==================

Pro forma diluted earnings per share from
continuing operations                                         $    0.34         $     0.25            $    0.95          $     0.87
                                                      ================== ==================   ==================  ==================

Fully diluted (loss) earnings per share as reported           $   (0.17)        $    (0.44)           $    0.38          $    (0.57)
                                                      ================== ==================   ==================  ==================

      RECONCILIATION OF NET INCOME (LOSS) AS REPORTED TO OPERATING INCOME FROM CONTINUING OPERATIONS, EBITDA FROM CONTINUING OPERATIONS AND EBITDA FROM CONTINUING OPERATIONS BEFORE INTEGRATION AND OTHER NON-RECURRING CHARGES (UNAUDITED)

(IN THOUSANDS)                                                THREE-MONTHS ENDED                          TWELVE-MONTHS ENDED
                                                     DECEMBER 31, 2003  DECEMBER 31, 2002     DECEMBER 31, 2003   DECEMBER 31, 2002
                                                     ------------------ ------------------    ------------------ -------------------
Net income (loss), as reported                               $  (4,929)        $  (13,017)            $  10,886           $ (17,689)

Plus: Loss from discontinued operations, net of tax              7,103             20,999                 6,120              39,026

Plus:  Provision for income taxes on income from
continuing operations                                            4,159              2,451                14,203              16,054

Plus:  Other expense, net                                          327                128                   508                  51

Plus:  Interest expense, net                                     1,721                254                 4,012                 923

                                                     ------------------ ------------------    ------------------ -------------------
Operating income from continuing operations                      8,381             10,815                35,729              38,365

Plus:  Amortization                                                288                 32                   489                 245

Plus:  Depreciation                                              1,913              1,422                 6,516               4,952

                                                     ------------------ ------------------    ------------------ -------------------
EBITDA from continuing operations                               10,582             12,269                42,734              43,562

Plus:  Integration and other non-recurring charges               8,008              1,450                12,573               5,926

                                                     ------------------ ------------------    ------------------ -------------------
EBITDA from continuing operations before
integration and other non-recurring charges                  $  18,590         $   13,719             $  55,307           $  49,488
                                                     ================== ==================    ================== ===================

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